PROSPECTUS

                                  $80,000,000

                           ENTERGY NEW ORLEANS, INC.

                      GENERAL AND REFUNDING MORTGAGE BONDS

                                  -----------

    Entergy New Orleans, Inc. (formerly named New Orleans Public Service Inc., and herein referred to as the "Company") may offer from time to time up to $80,000,000 aggregate principal amount of its General and Refunding Mortgage Bonds (the "New Bonds"), in one or more series at prices and on terms to be determined at the time of sale. This Prospectus will be supplemented by a prospectus supplement (the "Prospectus Supplement"), that will set forth the aggregate principal amount, rate and time of payment of interest, maturity, purchase price, initial public offering price, redemption provisions, if any, and other specific terms of the series of New Bonds in respect of which this Prospectus is being delivered. The sale of any series of New Bonds will not be contingent upon the sale of any other series of New Bonds.

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY         REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

    The Company may sell the New Bonds through underwriters, dealers or agents, or directly to one or more purchasers. The Prospectus Supplement will set forth the names of underwriters, dealers or agents, if any, any applicable commissions or discounts, and the net proceeds to the Company from any such sale. See "Plan of Distribution" for indemnification arrangements for underwriters, dealers, agents and purchasers.

                  The date of this Prospectus is July 7, 1998.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004; and at the Commission's Regional Offices at CitiCorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission (http://www.sec.gov).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference;

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

        2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

        3.  The Company's Current Report on Form 8-K, dated April 15, 1998; and

        4. The Company's Current Report on Form 8-K, dated April 28, 1998, as amended and restated by its two Forms 8-K/A, dated April 29, 1998.

    In addition, all documents filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being herein referred to as "Incorporated Documents;" provided, however, that the documents enumerated above or documents subsequently filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act prior to the filing of the Company's next Annual Report on Form 10-K with the Commission shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after any such filing of an Annual Report on Form 10-K).

    Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document or in an accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE INCORPORATED DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN. REQUESTS SHOULD BE DIRECTED TO MR. CHRISTOPHER T. SCREEN, ASSISTANT SECRETARY, ENTERGY NEW ORLEANS, INC., P. O. BOX 61000, NEW ORLEANS, LOUISIANA 70161, TELEPHONE (504) 576-4212. THE INFORMATION RELATING TO THE COMPANY CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DOES NOT PURPORT TO BE COMPREHENSIVE AND SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE INCORPORATED DOCUMENTS.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR, WITH RESPECT TO ANY SERIES OF NEW BONDS, THE PROSPECTUS SUPPLEMENT RELATING THERETO, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

    NEITHER THE DELIVERY OF THIS PROSPECTUS AND A PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS OR THAT PROSPECTUS SUPPLEMENT.

                                 --------------

                                  THE COMPANY

    The Company was incorporated under the laws of the State of Louisiana on January 1, 1926. The Company's principal executive offices are located at 639 Loyola Avenue, New Orleans, Louisiana 70113; telephone (504) 576-5262.

    The Company is an electric and gas public utility company having substantially all of its operations located in Orleans Parish, in the State of Louisiana. Entergy Corporation ("Entergy"), which is a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended, owns all of the outstanding common stock of the Company. The Company, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc. and Entergy Mississippi, Inc. are the principal domestic operating utility subsidiaries of Entergy. Entergy also owns, among other things, all of the common stock of System Energy Resources, Inc., a generating company which owns the Grand Gulf Nuclear Electric Generating Station.

    The Company, Entergy Arkansas, Inc., Entergy Louisiana, Inc. and Entergy Mississippi, Inc. own all of the capital stock of System Fuels, Inc., a special purpose company which implements and/or maintains certain programs for the procurement, delivery and storage of fuel supplies for Entergy's regulated domestic utility subsidiaries, including the Company.

    The foregoing information relating to the Company does not purport to be comprehensive and should be read together with the financial statements and other information contained in the Incorporated Documents. Reference is made to the Incorporated Documents with respect to the Company's most significant contingencies, its general capital requirements, and its financing plans and capabilities, including its short-term borrowing capacity, earnings coverage requirements under its Restatement of Articles of Incorporation, as amended, which limit the amount of additional preferred stock that the Company may issue, and earnings coverage and other requirements under the Company's G&R Mortgage (hereinafter defined), which limit the amount of additional mortgage bonds that the Company may issue.

                                USE OF PROCEEDS

    The net proceeds to be received from the issuance and sale of the New Bonds will be used to repay and/or redeem outstanding securities at their stated maturity or due dates and/or to effect the redemption or acquisition of certain outstanding securities prior to their maturity or due dates, and for other general corporate purposes. The Company's securities that may be redeemed or acquired include one or more series of the Company's outstanding (i) G&R Bonds (hereinafter defined) and/or (ii) preferred stock. The specific securities, if any, to be redeemed or acquired with the proceeds of a series of New Bonds will be set forth in the Prospectus Supplement relating to that series.

                          DESCRIPTION OF THE NEW BONDS

    GENERAL. The New Bonds are to be issued under the Company's Mortgage and Deed of Trust, dated as of May 1, 1987, as supplemented by six supplemental indentures and as to be supplemented by one or more additional supplemental indentures, including a supplemental indenture relating to the New Bonds (collectively referred to as the "G&R Mortgage"), to Bank of Montreal Trust Company, as Corporate Trustee (the "Corporate Trustee"), and Mark F. McLaughlin, as Co-Trustee (the "Co-Trustee" and, collectively with the Corporate Trustee, the "Trustees"). All General and Refunding Mortgage Bonds issued or to be issued under the G&R Mortgage are referred to herein as "G&R Bonds."

    The statements herein concerning the G&R Bonds, the New Bonds and the G&R Mortgage are not intended to be comprehensive and are subject to the detailed provisions of the G&R Mortgage, which are incorporated herein by reference.

    TERMS OF SPECIFIC SERIES OF THE NEW BONDS. A Prospectus Supplement will include descriptions of the following terms of each series of New Bonds to be issued: the designation of such series of the New Bonds; the aggregate principal amount of such series; the date on which such series will mature; the rate at which such series will bear interest and the date from which interest accrues; the dates on which interest will be payable; and the prices and the other terms and conditions, if any, upon which the particular series may be redeemed by the Company prior to maturity.

    SECURITY. The New Bonds, together with all other G&R Bonds now or hereafter issued under the G&R Mortgage, will be secured by the G&R Mortgage, which constitutes, in the opinion of counsel for the Company, a first mortgage lien on all property of the Company (except properties released under the terms of the G&R Mortgage and except as stated below), subject to (i) excepted encumbrances,
(ii) minor defects and encumbrances customarily found in utility properties of like size and character and that do not materially impair the use of the property affected thereby in the conduct of the business of the Company, and
(iii) other liens, defects and encumbrances, if any, existing or placed thereon at the time of acquisition thereof by the Company and except as limited by bankruptcy law. Certain properties of the Company are excepted from the lien of the G&R Mortgage and include all cash and securities; all merchandise, equipment, apparatus, materials or supplies held for sale or other disposition in the usual course of business or consumable during use; automobiles, vehicles and aircraft; timber, minerals, mineral rights and royalties; and receivables, contracts, leases and operating agreements.

    The G&R Mortgage contains provisions subjecting after-acquired property to the lien thereof, subject to pre-existing liens, and further subject to limitations in the case of consolidation, merger or a sale of substantially all of the Company's assets.

    The G&R Mortgage provides that the Trustees shall have a lien upon the mortgaged property, prior to the G&R Bonds, for the payment of their reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. The Company's Mortgage and Deed of Trust, dated as of July 1, 1944, to the Chase National Bank of the City of New York (The Bank of New York, successor) and Carl E. Buckley (W.T. Cunningham, successor), as Trustees, as supplemented (the "Former Mortgage"), has been terminated and released. All of the Company's mortgage bonds (the "Former First Mortgage Bonds") issued thereunder have been retired and cancelled. The G&R Mortgage provides generally that, once all of the Former First Mortgage Bonds have been retired, the G&R Bonds may be referred to as "First Mortgage Bonds" of the Company.

    ISSUANCE OF ADDITIONAL G&R BONDS. The maximum aggregate principal amount of G&R Bonds that may be issued and outstanding under the G&R Mortgage is $10 billion. G&R Bonds of any series may be issued from time to time on the following bases: (i) 70% of property additions after adjustments to offset retirements; (ii) retirements of G&R Bonds (other than those issued on the bases of certain regulatory orders allowing rate deferrals, known as Rate Recovery Mortgage Bonds, all of which have been retired) or certain Former First Mortgage Bonds; or (iii) the deposit of cash with the Corporate

Trustee. Deposited cash may be withdrawn upon the bases stated in (i) and (ii) of the preceding sentence. Property additions generally include, among other things, electric, gas, steam or hot water property acquired after December 31, 1986, but may not include, among other things, securities, automobiles, vehicles or aircraft, or property used principally for the production or gathering of natural gas.

    With certain exceptions in the case of G&R Bonds issued on the bases of retired G&R Bonds as described above, the issuance of G&R Bonds is subject to adjusted net earnings for 12 of the preceding 18 months, before income taxes, being at least twice the annual interest requirements on all G&R Bonds at the time outstanding, the additional G&R Bonds comprising such issuance, and all indebtedness, if any, of prior rank. In general, interest on variable interest rate bonds, if any, is calculated using the average rate in effect during such 12-month period.

    Net property additions available for the issuance of New Bonds at December 31, 1997 were approximately $121.7 million.

    The G&R Mortgage contains restrictions on the issuance of G&R Bonds against property subject to prior liens.

    Other than the security afforded by the lien of the G&R Mortgage and restrictions on the issuance of additional G&R Bonds described above, the G&R Mortgage contains no provisions that afford the holders of the New Bonds protection in the event of a highly leveraged transaction involving the Company. Such a transaction would require regulatory approval from the Council of the City of New Orleans, Louisiana (the "Council").

    RELEASE AND SUBSTITUTION OF PROPERTY. Property (other than the Municipalization Interest (as defined in the G&R Mortgage)) may be released, without applying any earnings test, upon the bases of: (i) the deposit with the Corporate Trustee of cash or, to a limited extent, purchase money mortgages;
(ii) property additions under the G&R Mortgage, after adjustments in certain cases to offset retirements and after making adjustments for certain prior lien bonds, if any, outstanding against property additions; and (iii) a waiver of the right to issue G&R Bonds. Cash may be withdrawn upon the bases stated in (ii) and (iii) of the preceding sentence.

    Property owned by the Company on December 31, 1986 may be released from the lien of the G&R Mortgage on the basis of its depreciated book value and all other property may be released on the basis of its cost, as defined in the G&R Mortgage. Unfunded property may be released without meeting the tests referred to in the preceding paragraph if, after such release, the Company will have at least one dollar ($1) in unfunded property that remains subject to the lien of the G&R Mortgage.

    SATISFACTION AND DISCHARGE OF G&R MORTGAGE. Upon the Company's making due provision for the payment of all of the G&R Bonds (including the New Bonds) and paying all other sums due under the Mortgage, the Mortgage may be satisfied and discharged. The G&R Bonds will be deemed to have been paid for all purposes under the G&R Mortgage if money or Eligible Obligations (as defined below) sufficient to pay such G&R Bonds (in the opinion of an independent accountant in the case of Eligible Obligations) at maturity or upon redemption have been irrevocably set apart or deposited with the Corporate Trustee, provided that the Corporate Trustee shall have received an Opinion of Counsel to the effect that such setting apart or deposit does not require registration under the Investment Company Act of 1940, does not violate any applicable laws and does not result in a taxable event with respect to the holders of such G&R Bonds prior to the time of their right to receive payment. For this purpose, Eligible Obligations shall mean obligations of the United States of America which do not contain provisions permitting the redemption thereof at the option of the issuer.

    DIVIDEND COVENANT. Unless otherwise specified in a prospectus supplement for New Bonds of a particular series, the Company will covenant in substance that, so long as any New Bonds of a particular series remain outstanding, it will not pay any cash dividends on common stock or repurchase common stock after a selected date close to the date of the original issuance of such series of New Bonds (other than certain dividends that may be declared by the Company prior to such selected date), except from credits to retained earnings after such selected date plus an amount not to exceed $150,000,000 and plus such additional amounts as shall be approved by the Commission.

  REDEMPTION AND PURCHASE.

    GENERAL. The terms and conditions, if any, upon which a particular series of New Bonds may be redeemed by the Company prior to maturity will be set forth in a Prospectus Supplement.

    EXCHANGE OR REDEMPTION UPON MERGER OR CONSOLIDATION. Although no plans currently exist to merge or consolidate the Company and Entergy Louisiana, Inc., the G&R Mortgage provides that, in the event of such a merger or consolidation, the Company would have the right to offer to exchange all outstanding G&R Bonds, including the New Bonds, for a like principal amount of the new company's first mortgage bonds with the same interest rates, interest payment dates, maturity dates and redemption provisions. Unless the Company has waived the right to make such an offer, the holders of outstanding G&R Bonds, including the New Bonds, either must accept such first mortgage bonds in exchange for all or a portion of their G&R Bonds or must tender to the Company for redemption any G&R Bonds not so exchanged. Except as otherwise provided in a Prospectus Supplement, the redemption price applicable for these purposes to the New Bonds will be 100% of the principal amount thereof plus accrued interest.

    DEFAULTS AND NOTICE THEREOF. Defaults under the G&R Mortgage are defined to include: (1) default in the payment of principal; (2) default for 30 days in the payment of interest; (3) certain events of bankruptcy, insolvency or reorganization; (4) default in other covenants for 90 days after notice (unless the Company has in good faith commenced efforts to perform the covenant); and
(5) default under a supplemental indenture.

    The Corporate Trustee or the holders of 25% in aggregate principal amount of the G&R Bonds may declare the principal and interest thereon to be due and payable on default, but a majority thereof may annul such declaration if such default has been cured. No holders of G&R Bonds may enforce the lien of the G&R Mortgage without giving the Trustees written notice of a default and unless (i) the holders of 25% in aggregate principal amount of the G&R Bonds have requested the Trustees to act and offered them reasonable opportunity to act and indemnity satisfactory to them against the cost, expense and liabilities to be incurred thereby and (ii) the Trustees shall have failed to act. The holders of a majority in aggregate principal amount of the G&R Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Trustees or exercising any trust or power conferred upon the Trustees. The Trustees are not required to risk their funds or incur personal liability if a reasonable ground exists for believing that repayment is not reasonably assured.

    EVIDENCE TO BE FURNISHED TO THE TRUSTEE. Compliance with G&R Mortgage provisions is evidenced by written statements of officers of the Company or persons selected or paid by the Company. In certain cases, opinions of counsel and certifications of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. The Company must give the Corporate Trustee an annual statement as to whether or not the Company has fulfilled its obligations under the G&R Mortgage throughout the preceding calendar year.

    MODIFICATION. The rights of holders of G&R Bonds may be modified with the consent of the holders of a majority in aggregate principal amount of the G&R Bonds and, if less than all series of G&R Bonds are adversely affected, the consent of the holders of a majority in aggregate principal amount of the G&R Bonds adversely affected. No modification of the terms of, payment of principal of and, premium, if any, and interest on the G&R Bonds, and no modification affecting the lien of the G&R Mortgage or reducing the percentage required for modification, is effective against any holder of G&R Bonds, including the New Bonds, without such holder's consent.

    BOOK-ENTRY SYSTEM G&R BONDS. Unless otherwise specified in the applicable Prospectus Supplement, The Depository Trust Company, New York, New York ("DTC"), will act as securities depository for the New Bonds. The New Bonds will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully-registered global certificates will be issued for the New Bonds, representing the aggregate principal amount of such series of New Bonds, and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of New Bonds within the DTC system must be made by or through Direct Participants, which will receive a credit for the New Bonds on DTC's records. The ownership interest of each actual purchaser of a New Bond (a "Beneficial Owner") will, in turn, be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interest in the New Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing the New Bonds, except in the event that use of the book-entry system for the New Bonds is discontinued.

    To facilitate subsequent transfers, all New Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the New Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Bonds are credited, which Direct Participants may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the securities of a particular series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

    Neither DTC nor Cede & Co. will consent or vote with respect to the New Bonds. Under its usual procedures, DTC mails an omnibus proxy (an "Omnibus Proxy") to the Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those

Direct Participants to whose accounts the New Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal, premium, if any, and interest payments on the New Bonds will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of DTC, the underwriters, dealers or agents, or the Company, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the Corporate Trustee. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depository with respect to the New Bonds at any time by giving reasonable notice to the Company. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the New Bonds are required to be printed and delivered. In addition, the Company at any time may discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates for the New Bonds will be printed and delivered.

    The Company will not have any responsibility or obligation to Participants or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the New Bonds, or with respect to payments to or the providing of notice to the Direct Participants, the Indirect Participants or the Beneficial Owners.

    So long as Cede & Co. is the registered owner of the New Bonds, as nominee of DTC, references herein to holders of the New Bonds shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the New Bonds.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC. Neither the Company, the Trustees nor the underwriters, dealers or agents takes responsibility for the accuracy or completeness thereof.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The Company has calculated ratios of earnings to fixed charges pursuant to
Item 503 of Commission Regulation S-K as follows:

                                                                           TWELVE MONTHS ENDED
                                                   --------------------------------------------------------------------
                                                                                      DECEMBER 31,
                                                     MARCH 31,    -----------------------------------------------------
                                                       1998         1997       1996       1995       1994       1993
                                                   -------------  ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges(a)............         2.36         2.70       3.51       3.93       1.91     4.68(b)

--------------

(a) "Earnings," as defined by Commission Regulation S-K, represent the aggregate of (1) income before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustments--net and (4) fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

(b) Earnings for the twelve months ended December 31, 1993, include approximately $18 million related to the change in accounting principle to provide for the accrual of estimated unbilled revenues.

                              EXPERTS AND LEGALITY

    The Company's balance sheets as of December 31, 1997 and 1996, and the statements of income, retained earnings and cash flows, and the related financial statement schedule for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been incorporated by reference herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The legality of the New Bonds will be passed upon for the Company by Thelen Reid & Priest LLP, New York, New York, and Laurence M. Hamric, Esq., Associate General Counsel - Corporate and Securities of Entergy Services, Inc., and for any underwriters, dealers or agents by Winthrop, Stimson, Putnam & Roberts, New York, New York. All legal matters pertaining to the organization of the Company, titles to property, franchises and the lien of the G&R Mortgage and all matters pertaining to Louisiana law will be passed upon only by Laurence M. Hamric, Esq.

    The statements as to matters of law and legal conclusions made under "Description of the New Bonds" have been reviewed by Laurence M. Hamric, Esq., and, except as to "--Security," by Thelen Reid & Priest LLP, New York, New York, and are set forth herein in reliance upon the opinions of said counsel, respectively, and upon their authority as experts.

                              PLAN OF DISTRIBUTION

    The Company may sell the New Bonds: (a) through one or more underwriters or dealers; (b) directly to one or more purchasers; (c) through one or more agents; or (d) through a combination of any such methods of sale. The Prospectus Supplement relating to a series of the New Bonds will set forth the terms of the offering of the New Bonds, including the name or names of any underwriters, dealers or agents, the purchase price of such New Bonds and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid by any underwriters to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

    If underwriters are used in a sale of the New Bonds, such New Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters with respect to a particular underwritten offering of New Bonds will be named in the applicable Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. In connection with the sale of New Bonds, the underwriters may receive compensation from the Company or from purchasers in the form of discounts, concessions or commissions. The underwriters will be, and any dealers participating in the distribution of the New Bonds may be, deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. The underwriting agreement pursuant to which any New Bonds are to be sold will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the New Bonds if any are purchased; provided that the agreement between the Company and the underwriter providing for the sale of the New Bonds may provide that, under certain circumstances involving a default of one or more underwriters, less than all of the New Bonds may be purchased.

    New Bonds may be sold directly by the Company or through agents designated by the Company from time to time. The applicable Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the New Bonds in respect of which such Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase New Bonds from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the applicable Prospectus Supplement, and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 7, 1998

                                  $30,000,000

                           ENTERGY NEW ORLEANS, INC.

                             FIRST MORTGAGE BONDS,
                          7% SERIES DUE JULY 15, 2008
                                  -----------

    The First Mortgage Bonds (the "New Bonds") of Entergy New Orleans, Inc. (the "Company") will mature on July 15, 2008. Interest on the New Bonds is payable quarterly on January 15, April 15, July 15 and October 15 of each year, commencing October 15, 1998. The New Bonds will not be redeemable prior to July 15, 2000. Thereafter, the New Bonds will be redeemable at the option of the Company, in whole or in part, at any time prior to maturity, upon not less than 30 days' notice, at a redemption price of 100% of the principal amount thereof plus accrued interest thereon to the redemption date. See "Description of the New Bonds -- Redemption and Purchase" herein.

    The New Bonds are a series of General and Refunding Mortgage Bonds designated as First Mortgage Bonds and issued under the Company's Mortgage and Deed of Trust, dated as of May 1, 1987, as supplemented (hereinafter defined as the "G&R Mortgage"), which now has the benefit of a first mortgage lien on substantially all of the property of the Company. See "Description of the New Bonds -- General" and "-- Security" in the accompanying Prospectus.

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
   HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
     SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.   ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                                                       INITIAL PUBLIC       UNDERWRITING        PROCEEDS TO
                                                     OFFERING PRICE(1)      DISCOUNT(2)          COMPANY(3)
                                                     ------------------  ------------------  ------------------
Per New Bond.......................................         100%               1.875%             98.125%
Total..............................................     $30,000,000           $562,500          $29,437,500

--------------

(1) Plus accrued interest, if any, from the date of issuance.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933.

(3) Before deducting expenses of the Company estimated to be $170,000.

                                 --------------

    The New Bonds are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the New Bonds will be made in book-entry form only through the facilities of The Depository Trust Company, in New York, New York, on or about July 14, 1998, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                           A.G. EDWARDS & SONS, INC.
                                              PRUDENTIAL SECURITIES INCORPORATED
                                  -----------

            The date of this Prospectus Supplement is July 7, 1998.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NEW BONDS OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               RECENT DEVELOPMENT

    On April 15, 1998, a group of residential and business ratepayers filed suit against the Company in the Orleans Parish Civil District Court on behalf of all ratepayers in New Orleans. The plaintiffs allege that the Company has overcharged ratepayers at least $300 million since 1975 in violation of limits set by the 1922 franchise ordinances passed by the Council of the City of New Orleans, Louisiana (the "Council"). The plaintiffs seek, among other things, a declaratory judgment that such franchise ordinances have been violated, a remand to the Council for the establishment of the amount of overcharges, and a refund of the overcharges plus interest.

    The Company believes that the lawsuit is completely without merit because the Company has charged only those electric and gas rates authorized by the Council, which the Council has set in accordance with applicable law. The Company is vigorously contesting this lawsuit.

                                USE OF PROCEEDS

    The net proceeds from the issuance and sale of the New Bonds, together with other funds of the Company, will be used to redeem on August 13, 1998, prior to maturity, $30 million aggregate principal amount of the Company's General and Refunding Mortgage Bonds, 8.67% Series due April 1, 2005 at a redemption price equal to 100% of the principal amount thereof plus accrued interest.

                          DESCRIPTION OF THE NEW BONDS

    The following description of the particular terms of the New Bonds offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the New Bonds set forth in the accompanying Prospectus under the heading "Description of the New Bonds", to which description reference is hereby made. As used herein the terms "G&R Bonds", "DTC", "Participants", "Beneficial Owners", "Corporate Trustee", "Former Mortgage", "Former First Mortgage Bonds" and "G&R Mortgage" shall have the meanings provided therefor under the heading "Description of the New Bonds" in the accompanying Prospectus.

    In light of the termination and release of the Former Mortgage and the retirement and cancellation of all Former First Mortgage Bonds, as described in the accompanying Prospectus under "Description of the New Bonds--Security", pursuant to the terms of the G&R Mortgage, all future series of G&R Bonds, including the New Bonds, will be designated as "First Mortgage Bonds."

INTEREST, MATURITY AND PAYMENT. The New Bonds will mature on July 15, 2008, and will bear interest from the date of issuance at the rate shown in their title, payable January 15, April 15, July 15 and October 15 of each year, commencing October 15, 1998. Interest is payable to holders of record at the close of business on the day next preceding each respective interest payment date. Principal and interest are payable at the office or agency of the Company in New York, New York. For so long as the New Bonds are registered in the name of DTC, or its nominee, the principal and interest due on the New Bonds will be payable by the Company or its agent to DTC for payment to its Participants for subsequent disbursement to Beneficial Owners. The Company has covenanted to pay interest on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest on the New Bonds at the rate of 8% per annum. Interest on the New Bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months.

REDEMPTION AND PURCHASE. The New Bonds will not be redeemable prior to July 15, 2000. Thereafter, the New Bonds will be redeemable, at the option of the Company, in whole at any time or in part from time to time, prior to maturity upon not less than 30 days' notice at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon to the redemption date.

    If, at any time notice of redemption is given, the redemption monies are not held by the Corporate Trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.

    Cash deposited under any provision of the G&R Mortgage (with certain exceptions) may be applied to the redemption or purchase (including the purchase from the Company) of G&R Bonds of any series.

    The New Bonds are not subject to redemption under any sinking or improvement fund or any maintenance or replacement or similar fund.

    The Company has waived until July 15, 2000 its rights under the G&R Mortgage as described in the accompanying Prospectus under the heading "Description of the New Bonds--Redemption and Purchase--Exchange or Redemption upon Merger or Consolidation".

DIVIDEND COVENANT. The Company will covenant in substance that, so long as any New Bonds remain outstanding, it will not pay any cash dividends on common stock or repurchase common stock after June 30, 1998, except from credits to earned surplus after June 30, 1998 plus $150 million plus such additional amounts as shall be approved by the Securities and Exchange Commission.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase from the Company, the respective principal amount of the New Bonds set forth opposite its name below:

                                                                                            PRINCIPAL
                                                                                          AMOUNT OF NEW
                                      UNDERWRITER                                             BONDS
----------------------------------------------------------------------------------------  --------------
Goldman, Sachs & Co.....................................................................  $   10,000,000
A.G. Edwards & Sons, Inc................................................................      10,000,000
Prudential Securities Incorporated......................................................      10,000,000
                                                                                          --------------
    Total...............................................................................  $   30,000,000
                                                                                          --------------
                                                                                          --------------

    Under the terms and conditions of the Underwriting Agreement, the Underwriters have committed, subject to the terms and conditions set forth therein, to take and pay for all of the New Bonds offered hereby if any of the New Bonds are taken, provided, that under certain circumstances involving a default of an Underwriter, less than all of the New Bonds may be purchased.

    The Underwriters propose to offer the New Bonds in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession not in excess of 1.25% of the principal amount of the New Bonds. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 1.00% of the principal amount of the New Bonds to certain brokers and dealers. After the New Bonds are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

    Prior to this offering, there has been no public market for the New Bonds. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the New Bonds but are not obligated to do so and may discontinue market making at any time without notice.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    In connection with the offering, the Underwriters may purchase and sell the New Bonds in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the New Bonds; and syndicate short positions involve the sale by the Underwriters of a greater number of New Bonds than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such New Bonds are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the New Bonds, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

    Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its affiliates in the ordinary course of business.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ----------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                ---------
                  PROSPECTUS SUPPLEMENT
Recent Development............................        S-2
Use of Proceeds...............................        S-2
Description of the New Bonds..................        S-2
Underwriting..................................        S-3

                       PROSPECTUS

Available Information.........................          2
Incorporation of Certain Documents by
 Reference....................................          2
The Company...................................          3
Use of Proceeds...............................          3
Description of the New Bonds..................          4
Ratios of Earnings to Fixed Charges...........          9
Experts and Legality..........................          9
Plan of Distribution..........................          9


                                  $30,000,000

                           ENTERGY NEW ORLEANS, INC.

                             FIRST MORTGAGE BONDS,
                          7% SERIES DUE JULY 15, 2008

                                  -----------

                             PROSPECTUS SUPPLEMENT

                                  -----------

                              GOLDMAN, SACHS & CO.
                           A.G. EDWARDS & SONS, INC.
                       PRUDENTIAL SECURITIES INCORPORATED

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------